Invesco
PowerShares                                                 powershares
                                                            Xchange traded notes

Filed pursuant to Rule 433
Registration Statement 333-137902
Dated 17 February 2009
Index data as of 31 December 2008

DGP PowerShares DB Gold Double Long ETN
DGZ PowerShares DB Gold Short ETN
DZZ PowerShares DB Gold Double Short ETN

Description

The PowerShares DB Gold Double Long Exchange Traded Note (Symbol: DGP),
PowerShares DB Gold Short Exchange Traded Note (Symbol: DGZ) and PowerShares DB
Gold Double Short Exchange Traded Note (Symbol: DZZ) (collectively, the
"PowerShares DB Gold ETNs") are the first exchange traded products that provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold.

All of the PowerShares DB Gold ETNs are based on a total return version of the
Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold(TM).

 PowerShares DB Gold ETN & Index Data

 Ticker symbols
 Gold Double Long                        DGP
 Gold Short                              DGZ
 Gold Double Short                       DZZ
 Intraday indicative value
 symbols
 Gold Double Long                      DGPIV
 Gold Short                            DGZIV
 Gold Double Short                     DZZIV
 CUSIP symbols
 Gold Double Long                  25154H749
 Gold Short                        25154H731
 Gold Double Short                 25154H756
 Details
 ETN price at initial listing         $25.00
 Inception date                      2/27/08
 Maturity date                       2/15/38
 Yearly investor fee                   0.75%
 Listing exchange                  NYSE Arca
 Index symbol                         DGLDIX
 Issuer
 Deutsche Bank AG, London Branch
 Long-term Unsecured
 Obligations(2)
 S&P rating                               A+
 Moody's rating                          Aa1

                                   [GRAPHIC]

ETN Performance & Index History (%)(1)
                                                                              Fund
                                  1 Year       3 Year    5Year     10 Year    Inception
Index
Deutsche Bank Liquid Commodity Index -- Optimum Yield
Gold
+2x Levered                        -6.08        25.60    22.54       15.91           -27.42
Deutsche Bank Liquid Commodity Index -- Optimum Yield
Gold
-1x Levered                        -9.59       -13.64   -11.72       -7.73             3.90
Deutsche Bank Liquid Commodity Index -- Optimum Yield
Gold
-2x Levered                       -25.60       -31.11   -26.80      -19.51            -0.19
Comparative Indexes(3)
S&P 500                           -37.00        -8.36    -2.19       -1.38           -32.60
Barclays Capital U.S.
Aggregate                           5.24         5.51     4.65        5.63             3.99

Source: DB, Bloomberg

1 Index history is for illustrative purposes only and does not represent actual
PowerShares DB Gold ETN performance. PowerShares DB Gold ETN hypothetical historical performance is based on a combination of the monthly returns from the Deutsche Bank Liquid Commodity Index -- Optimum Yield Gold Excess
Return(TM) (the "Gold Index") plus the monthly returns from the DB 3-Month
T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the PowerShares DB Gold ETNs, less the investor fee. The Gold Index is intended to reflect changes in the market value of certain gold futures contracts and is comprised of a single unfunded gold futures contract. The
T-Bill Index is intended to approximate the returns from investing in 3-month
United States Treasury bills on a rolling basis.

Index history does not reflect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index. PAST PERFORMANCE DOES
NOT GUARANTEE FUTURE RESULTS. For current index and PowerShares DB Gold ETN performance, go to dbfunds.db.com/notes.

2 The PowerShares DB Gold ETNs are not rated but rely on the ratings of their issuer, Deutsche Bank AG, London Branch. Credit ratings are subject to revision or withdrawal at any time by the assigning rating organization, which may have an adverse effect on the marketability or market price of the PowerShares DB
Gold ETNs.

An investment in the PowerShares DB Gold ETNs involves risks, including possible loss of principal. For a description of the main risks, see "Risk
Factors" in the applicable pricing supplement.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

         powersharesetns.com | dbfunds.db.com/notes 800.983.0903 | 877.369.4617

                                                                              1

Index data as of 31 December 2008

Volatility
(%)(1,3)            Index      Index    Index
                      +2x        -1x      -2x
----------------------------------------------
1 Year              63.16      31.59    63.23
3 Year              44.35      22.17    44.36
5 Year              38.77      19.34    38.72
10 Year             33.90      17.03    34.01

----------------------------------------------
10-Year Historical Correlation(1,3)

                    Index      Index    Index
                      +2x        -1x      -2x
----------------------------------------------
S&P 500              0.01       0.00     0.00
Barclays
Capital U.S.
Aggregate            0.30      -0.30    -0.30

----------------------------------------------
Annual Index Performance (%)(1)

                    Index      Index    Index
                      +2x        -1x      -2x
----------------------------------------------
1993                31.36     -13.26   -28.49
1994                -8.56       9.43    14.97
1995                -5.43      10.16    15.33
1996               -12.49      13.28    22.15
1997               -42.46      36.11   73.663
1998                -4.77       6.88     8.14
1999                -5.85       4.20    -0.27
2000               -15.75      15.66    25.56
2001                -2.57       3.94    3.994
2002                49.77     -19.66   -37.52
2003                36.87     -17.13   -33.22
2004                 5.74      -5.25   -12.85
2005                31.90     -12.16   -26.23
2006                36.10     -13.51   -31.15
2007                55.01     -17.62   -36.18
2008                -6.08      -9.59   -25.60

What are the PowerShares DB Base Metals ETNs?

The PowerShares DB Base Metals ETNs are senior unsecured obligations issued by
Deutsche Bank AG, London Branch that are linked to a total return version of the Deutsche Bank Liquid Commodity Index -- Optimum Yield Industrial
Metals(TM). The index is designed to refl ect the performance of certain futures contracts on aluminum, copper and zinc.

Investors can buy and sell the PowerShares DB Base Metals ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.
Investors may redeem the PowerShares DB Base Metals ETNs in blocks of no less than 200,000 securities and integral multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement, which may include a fee of up to $0.03 per security.

Benefi ts & Risks of PowerShares DB Base Metals ETNs

ETNs are some of the more benefi t-rich investment vehicles available in the marketplace today.

Benefits                                            Risks
o Leveraged and short notes                         o Non-principal protected
o Low cost                                          o Leveraged losses
o Intraday access                                   o Subject to an investor fee
o Listed                                            o Limitations on repurchase
o Transparent                                       o Concentrated exposure
o Tax treatment4                                    o Acceleration risk
                                                    o Credit risk of the issuer

3 The S&P 500(R) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specifi ed group of common stocks. The Barclays Capital U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fi xed-rate bond market. Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of monthly index returns.

4 Deutsche Bank AG, London Branch, Invesco PowerShares and their affi liates do not provide tax advice, and nothing contained herein should be construed to be tax advice. Please be advised that any discussion of U.S. tax matters contained herein (including attachments) (i) is not intended or written to be used, and cannot be used, by you for the purpose of avoiding U.S. tax-related penalties and (ii) was written to support the promotion or marketing of the transactions or matters addressed herein. Accordingly, you should seek advice based on your particular circumstances from an independent tax advisor.

Long, Short, and Leveraged exposure to commodities has never been easier. (SM)

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling
800.983.0903 | 877.369.4617, or you may request a copy from any dealer
participating in this offering.

The PowerShares DB Gold ETNs are unsecured obligations of Deutsche Bank AG,
London Branch, and the amount due on the PowerShares DB Gold ETNs is dependent on Deutsche Bank AG, London Branch's ability to pay. The rating of Deutsche
Bank AG, London Branch does not address, enhance or affect the performance of the PowerShares DB Gold ETNs other than Deutsche Bank AG, London Branch's ability to meet its obligations. The PowerShares DB Gold ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the PowerShares DB Gold ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. Investing in the PowerShares DB Gold ETNs is not equivalent to a direct investment in the index or index components. The investor fee will reduce the amount of your return at maturity or upon redemption of your PowerShares DB Gold ETNs even if the value of the relevant index has increased. If at any time the redemption value of the PowerShares DB
Gold ETNs is zero, your Investment will expire worthless. An investment in the
PowerShares DB Gold ETNs may not be suitable for all investors.

The PowerShares DB Gold ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of
PowerShares DB Gold ETNs that you may redeem directly with Deutsche Bank AG,
London Branch, as specified in the prospectus. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the PowerShares DB Gold ETNs. Sales in the secondary market may result in losses.

The PowerShares DB Gold ETNs are concentrated in gold. The market value of the
PowerShares DB Gold ETNs may be influenced by many unpredictable factors, including, among other things, volatile gold prices, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions. The PowerShares DB Gold ETNs are concentrated in a single commodity sector, are speculative and generally will exhibit higher volatility than commodity products linked to more than one commodity sector.

The PowerShares DB Gold Double Long ETN and PowerShares DB Gold Double Short
ETN are both leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An investor should consider the PowerShares DB Gold ETNs' investment objectives, risks, charges and expenses carefully before investing.

(C) 2009 Invesco PowerShares Capital Management LLC
P-DBGOLD-ETN-PC-1 01/09
powersharesetns.com | dbfunds.db.com/notes
800.983.0903 | 877.369.4617